EXHIBIT 99.1

Press Release

Dice Holdings Announces Appointment of Brian Schipper to Board of Directors

Twitter’s New Human Resources Leader Brings Technology, Internet and Recruiting Expertise to Board

NEW YORK, Feb. 10, 2014 /PRNewswire/ -- Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, announced Brian (Skip) Schipper, Vice President of Human Resources at Twitter, has been appointed to the Company's board of directors.

“We are very excited to have Skip join our Board and contribute his unique perspective built by creating talent strategies for top technology and internet companies,” said Michael Durney, President and CEO of Dice Holdings, Inc.  “His extensive industry experience and his human resources expertise is a great combination to help guide our strategy and services to deliver the best talent efficiently to hiring managers and recruiters everywhere.  I’m thrilled to have Skip's talent and experience supporting our next stage of growth.”

Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon where he oversaw the HR and administration functions globally and was integral to building the company’s global HR infrastructure.  Previously, Mr. Schipper was the Chief Human Resources Officer at Cisco Systems and has held executive level human resources roles at Microsoft, DoubleClick, PepsiCo, Compaq and Harris Corporation.

“Dice’s strategy aligns well with my professional experience and will give me the opportunity to fully participate in helping to set the Company’s course,” said Skip Schipper, VP, Human Resources, Twitter.  “Through my Board membership, I'm excited to work on products that will shape the future of recruiting and help the company fulfill its vision and capitalize on its market opportunity.”

Mr. Schipper holds a MBA from Michigan State University and a B.A. from Hope College.

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America,Europe, Asia and Australia.

Investor & Media Contact

Jennifer Bewley, 212-448-4181
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
ir@dice.com